Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656

April 27, 2006 Nicholas II, Inc. 700 North Water Street Suite 1010 Milwaukee, WI 53202 Gentlemen:

We have acted as counsel to Nicholas II, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and an amendment thereto ("Registration Statement"), relating to the registration of the shares of common stock of the Company, $.01 par value per share (the "Common Stock"), under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940 (the “IAC”). This opinion is being furnished in connection with the registration of Shares designated Class N and Class I.

We have reviewed the Amended and Restated Articles of Incorporation and Amended and Restated ByLaws of the Company and the Registration Statement. We have examined such other corporate records, certified documents and other documents as we deem necessary for the purposes of this opinion and we have considered such questions of law as we believe to be involved. We have assumed without independent verification the genuineness of signatures and the conformity with originals of all documents submitted to us as copies.

We have also assumed the following for purposes of this opinion:

1.	The Company is duly organized and validly existing under Maryland law.

2.	The Shares have been, or will be, issued in accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

3.	The Shares have been, or will be, issued against consideration therefor as described in the
Company’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4.	The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular class.

Based upon the foregoing, we are of the opinion that:

     1. The Fund is authorized to issue, including those Shares currently issued and outstanding, up to two hundred million (200,000,000) Shares, of which one hundred twenty-five million (125,000,000) are designated Class I, and seventy-five million (75,000,000) are designated Class N.

U.S. Securities and Exchange Commission

April 27, 2006 Page 2

     3. The Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement, and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

MICHAEL BEST & FRIEDRICH LLP